Exhibit (c)(iv)

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

AGREEMENT OF GENERAL AGENCY

Agreement made this                      day of                     , 20     by and between The Guardian Insurance & Annuity Company, Inc. (“GIAC”), a Delaware corporation and a wholly-owned subsidiary of The Guardian Life Insurance Company of America (“Guardian Life”), having its Principal office located at 7 Hanover Square, New York, New York, 10004 and                          (“Principal”).

1.	The undersigned Principal is presently a General Agent of Guardian Life in accordance with an Agreement of General Agency bearing an effective date of (“Guardian Life GA Agreement”).

2.	GIAC hereby appoints the Principal a General Agent of GIAC for the limited purpose of conducting and overseeing the business relating to the products specified in Appendix A of this Agreement.

3.	The Principal shall at all times be associated with Park Avenue Securities LLC (“PAS”), a Broker-Dealer registered with the Securities and Exchange Commission (“SEC”) and a member of the National Association of Securities Dealers, Inc. (“NASD”) as an NASD Registered Representative or NASD Registered Principal and, if the particular jurisdiction requires, shall be licensed or registered as a securities agent of PAS. The Principal must at all times be validly licensed, registered or appointed by GIAC as a variable contracts agent in accordance with the requirements of the jurisdiction where solicitations for contracts occur. The Principal, his agents, brokers and Field Representatives may solicit for and sell contracts in any jurisdiction where such contracts are filed and approved for sale by the governmental authorities having jurisdiction, provided the Principal, his agents, brokers and Field Representatives are all validly licensed, registered or otherwise qualified as required for the solicitation and sale of the contracts in such jurisdictions.

4.	To the extent applicable, the Principal shall comply strictly with: (a) the laws, rules and regulations of all jurisdictions (state and local) in which the Principal, his agents, brokers and Field Representatives solicit applications for and sell contracts; (b) federal laws and the rules and regulations of the SEC; (c) the rules of the NASD; (d) the rules and procedures of PAS, and (e) the rules and procedures of GIAC. The Principal understands that failure to comply with such laws, rules, regulations and procedures may result in disciplinary action against the Principal by the SEC, a state or other local regulatory agency that has jurisdiction, the NASD, PAS or GIAC. Before any solicitations or sales of contracts are made, the Principal shall become familiar with and abide by the laws, rules, regulations and procedures of all the above mentioned agencies or parties as are currently in effect and as they may be changed from time to time.

5.	The Principal shall have all applications for contracts accurately completed or reviewed and signed by the applicant and shall submit the applications to GIAC through PAS together with all payments received from applicants without any reductions. The Principal, his agents, brokers and Field Representatives shall cause all checks or orders for contracts to be made payable to GIAC. GIAC shall reject any application that is submitted by or on behalf of a Principal, his agents, brokers and Field Representatives not appropriately licensed as required by paragraph 3 of this Agreement.

6.	The Principal, his agents, brokers and Field Representatives shall not make any statements concerning the products except those that are contained in the current prospectuses for them and the prospectuses for their underlying variable investment options and they shall not solicit for applications or make sales through the use of mailings, advertisements or sales literature or any other method of contact unless the material or a complete description of the method has been filed with the NASD and received written approval of PAS from a Registered Principal whose office is located in a PAS Office of Supervisory Jurisdiction as that term is defined by NASD rules.

7.	In connection with the Principal’s appointment as a GIAC General Agent for the purpose set forth in paragraph 2 above, the entire Guardian Life GA Agreement referred to above and attached hereto as the Exhibit, including all compensation adjustment provisions, is incorporated herein by reference. Guardian Life GA Agreement compensation provisions that do not apply to the products in Appendix A are as noted below. All references to “Company” within the Guardian Life GA Agreement shall apply with full force and effect to GIAC. Additionally, the Registered Representative’s Agreement between the Principal and PAS and the Agent’s Agreement between the Principal and GIAC are incorporated herein by reference and attached hereto as Exhibits.

8.	This Agreement may be terminated as outlined in Section 5 of the Guardian Life GA Agreement. In addition, it shall be automatically terminated if the Guardian Life GA Agreement, PAS Registered Representative Agreement or GIAC Agent’s Agreement is terminated.

IT SHALL BE EXPRESSLY UNDERSTOOD BY THE PRINCIPAL THAT THIS AGREEMENT SHALL NOT BE EFFECTIVE UNLESS THE PRINCIPAL IS VALIDLY LICENSED IN ACCORDANCE WITH THE REQUIREMENTS OF THE

JURISDICTIONS WHERE SOLICITATIONS BY THE PRINCIPAL AND THE AGENTS, BROKERS AND FIELD REPRESENTATIVES OF THE PRINCIPAL FOR CONTRACTS OCCUR.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the day and year first written above.

WITNESS	Authorized Company Officer

WITNESS	General Agent

APPENDIX A

List of Products

1.	Variable Whole Life Insurance Policies with Modified Scheduled Premiums marketed under the name Park Avenue Life – Millennium Series (“PAL”).

2.	Flexible Premium Adjustable Variable Life Insurance Policies marketed under the name Flexible Solutions Variable Universal Life (“VUL”).

3.	Enhanced Cash Value Flexible Premium Adjustable Variable Life Policies marketed under the name Enhanced Cash Value Park Avenue Variable Universal Life – Millennium Series (“eVUL”).

4.	Survivorship Flexible Premium Adjustable Variable Life Insurance Policies marketed under the name Park Avenue Survivorship Variable Universal Life – Millennium Series (“SVUL”).

5.	Enhanced Cash Value Survivorship Flexible Premium Adjustable Variable Life Insurance Policies marketed under the name Enhanced Cash Value Park Avenue Survivorship Variable Universal Life – Millennium Series (“eSVUL”).

6.	Pension Trust Flexible Premium Adjustable Variable Life Insurance Policies marketed under the name Pension Trust Park Avenue Variable Universal Life – Millennium Series (“PT-VUL”)

7.	Pension Trust Survivorship Flexible Premium Adjustable Variable Life Insurance Policies marketed under the name Pension Trust Park Avenue Survivorship Variable Universal Life – Millennium Series (“PT-SVUL”)

APPENDIX B

PAL COMPENSATION

A.	Overriding Commission Schedule (Percentages of Premium)

Policy Years	PAL Policy Premiums	PAL Unscheduled Payments
1	5%	0.5%

2 through 5	4%	0.5%

6 through 10	2%	0.5%

No overrides on PAL policies shall be payable on PAL policy premiums skipped under the Premium Skip Option of the PAL policy. If unscheduled payments are received when policies should be on the Premium Skip Option, renewal overrides on such payments shall be based on renewal rates of PAL policy premiums applied up to amounts of premium that correspond to renewal PAL policy premiums that would otherwise have been paid if not for the Premium Skip Option being in effect with standard renewal rates on unscheduled payments applied to any premiums received above such PAL policy premium levels.

B.	Expense Allowance Payments (Percentages of First Year Commissions)

These payments shall be determined in accordance with Appendix G and Sections 3 and 4 of the Agreement of General Agency. In applying the limits outlined in Section 4, a first year commission rate on first policy year scheduled premiums of 55% shall be used.

C.	Commission Schedule (Percentages of Premium)

Policy Years	PAL Policy Premiums	PAL Unscheduled Payments
1	50%	2.85%

2 through 10	5%	3.00%

The first policy year commission rate of 50% shall be reduced where policies are issued at ages over 70 with actual rates payable determined by deducting from the figure 120 ages of applicable insureds as of policy issue dates.

No compensation shall be payable on PAL policy premiums skipped under the Premium Skip Option of PAL policies. If unscheduled payments are received when policies should be on the Premium Skip Option, renewal commissions on such payments shall be based on renewal rates of PAL policy premiums applied up to amounts of premium that correspond to renewal PAL policy premiums that would otherwise have been paid if not for the Premium Skip Option being in effect with standard renewal rates on unscheduled payments applied to any premiums received above such PAL policy premium levels.

APPENDIX C

VUL & SVUL COMPENSATION

(INCLUDING PT-VUL & PT-SVUL)

A.	Overriding Commission Schedule (Percentages of Premium)

Policy Years	VUL & SVUL Target Premiums	VUL & SVUL Excess Premiums
1	5%	0.5%

2 through 10	3%	0.5%

B.	Expense Allowance Payments

These payments shall be determined in accordance with Appendix G and Sections 3 and 4 of the Agreement of General Agency except that they shall be excluded in determining the lapses described in Appendix G, Subsection (B)(2). In applying the limits outlined in Section 4, a first year commission rate on first policy year target premiums of 55% shall be used.

C.	Commission Schedule (Percentages of Premium)

Policy Years	VUL & SVUL Target Premiums	VUL & SVUL Excess Premiums
1	50%	2.85%

2 through 10	4%	3.00%

In addition, .0125% of unloaned account values shall be payable monthly policy years 11+ as long as the producer contract shall remain active (except for VUL on which the 0.125% shall be payable monthly policy years 11 through 20 and .0083% shall be payable monthly policy years 21+ as long as the producer contract shall remain active).

The first policy year commission rate of 50% shall be reduced where policies are issued at ages over 70 with actual rates payable determined by deducting from the figure 120 ages of applicable insureds as of policy issue dates.

APPENDIX D

eVUL & eSVUL COMPENSATION

A.	Overriding Commission Schedule (Percentages of Premium)

Policy Years	eVuL & eSVUL Target Premiums	eVUL & eSVUL Excess Premiums
1	5%	0.5%

2 through 10	3%	0.5%

B.	Expense Allowance Payments (Percentages of Target Commissions)

Policy Years	eVUL & eSVUL Target Commissions
1 through 4	25%

The term “target commissions” shall be understood to include first policy year Field Representative compensation at $13.75 per 1,000 of life production credits.

C.	Commission Schedule (Percentages of Premium)

Policy Years	eVUL & eSVUL Target Premiums	eVUL & eSVUL Excess Premiums
1	15%	2.85%

2 through 4	20%	3.00%

5 through 10	7%	3.00%

In addition, .0125% of unloaned account values shall be payable monthly policy years 11 and over as long as the producer contract shall remain active.

The first policy year commission rate of 15% shall be reduced where policies are issued at ages over 70 with actual rates payable determined by deducting from the figure 85 ages of applicable insureds as of policy issue dates.

APPENDIX E

ALLOCATION OF PREMIUMS AND THEIR EFFECT

ON VUL, SVUL, PT-VUL, PT-SVUL, eVUL & eSVUL COMPENSATION

A.	General

In a first policy year, premiums will first be applied to policy target premium. These will be compensated at first year rates. Any premiums received in the first year of a policy exceeding policy target premium will be considered excess premium to be compensated at excess rates.

In policy years 2 through 10, any premium received up to the policy target premium will be applied as policy target premium and receive compensation at target premium renewal rates. Any premium exceeding the policy target premium in policy years two through ten will be considered excess premium to be compensated at excess rates.

B.	Increases In Coverage

Coverage increases will be reflected in self-contained segments of policies that have their own policy effective dates, policy year durations and target premiums. Premiums for policies with increases in coverage will be applied to each coverage and associated target premiums in the order the coverages were issued (earliest first). When the sum of the premiums during a given policy year exceeds the sum of all applicable target premiums, any additional amount will be allocated prorata based on target premiums for each coverage. The amount thus allocated will be processed as outlined in the above general description (i.e. it will be processed with reference to policy years of the coverages and amounts of applicable target premiums paid).

C.	Decreases In Coverage

A coverage decrease will be applied to a last previous coverage increase, if any, or to the initial coverage should no coverage increase have taken place. Such decrease will not reduce target premium.